Exhibit 10.6

EXECUTION VERSION

GOLDMAN, SACHS & CO. | 200 WEST STREET | NEW YORK, NEW YORK 10282-2198 |TEL: 212-902-1000

Opening Transaction

To:	Alon USA Energy, Inc. 12700 Park Central Dr., Suite 1600 Dallas, TX 75251

A/C:	046214615

From:	Goldman, Sachs & Co.

Re:	Base Issuer Warrant Transaction

Ref. No:	SDB4166562363

Date:	September 10, 2013

Dear Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Goldman, Sachs & Co. (“Dealer”) and Alon USA Energy, Inc. (“Counterparty”).  This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.              This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”).  In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern.  For purposes of the Equity Definitions, each reference herein to a Warrant shall be deemed to be a reference to a Call Option or an Option, as context requires.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of Loss and Second Method and US Dollars (“USD”) as the Termination Currency, (ii) the replacement of the word “third” in the last line of Section 5(a)(i) of the Agreement with the word “first”, (iii) the deletion of the phrase “or becoming capable at such time of being declared” from clause (1) of Section 5(a)(vi) of the Agreement, and (iv) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Counterparty with a “Threshold Amount” of USD25.0 million).

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein.  In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

The Transaction hereunder shall be the sole Transaction under the Agreement.  If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2.              The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions.  The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	September 10, 2013

Effective Date:	September 16, 2013, or such other date as agreed between the parties, subject to Section 8(k) below

Components:

The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European

Warrant Type:	Call

Seller:	Counterparty

Buyer:	Dealer

Shares:	The Common Stock of Counterparty, par value USD0.01 per share (Ticker Symbol: “ALJ”).

Number of Warrants:	For each Component, as provided in Annex A to this Confirmation.

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD 20.0880

Number of Shares:	As of any date, a number of Shares equal to the product of the Number of Warrants and the Warrant Entitlement.

Premium:	USD 8,026,200.00

Premium Payment Date:	The Effective Date

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges

Procedures for Exercise:

In respect of any Component:

Expiration Time:	Valuation Time

Expiration Date:

As provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Calculation Agent shall have the right to elect, in its sole discretion, that the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is an Expiration Date in respect of any other Component for the Transaction). Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine in a commercially reasonable manner that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the Number of Warrants for the relevant Component for which such day shall be the Expiration Date, shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component and may determine the VWAP Price based on transactions in the Shares effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended. Any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Trading Day is scheduled following the date hereof, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date. “Final Disruption Date” means the eighth Scheduled Trading Day immediately following April 26, 2019.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby amended by (A) deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof and (B) by replacing the words “or

(iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:

Any event that Dealer, in its reasonable discretion, determines makes it appropriate, with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer generally in its corporate equity derivatives business with respect to transactions similar to the Transaction), for Dealer to refrain from or decrease any market activity in connection with the Transaction.

Automatic Exercise:

Applicable; and means that the Number of Warrants for the corresponding Expiration Date will be deemed to be automatically exercised at the Expiration Time on such Expiration Date unless Dealer notifies Seller (by telephone or in writing) prior to the Expiration Time on such Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply to such Expiration Date.

Counterparty’s Telephone Number
and Telex and/or Facsimile Number
and Contact Details for purpose of
Giving Notice:	As provided in Section 6(a) below.

Settlement Terms:

In respect of any Component:

Settlement Currency:	USD

Net Share Settlement:

On each Settlement Date, Counterparty shall deliver to Dealer a number of Shares equal to the Number of Shares to be Delivered for such Settlement Date to the account specified by Dealer and cash in lieu of any fractional Share valued at the Relevant Price on the Valuation Date corresponding to such Settlement Date. If, in the reasonable opinion of Counterparty or Dealer, based on advice of counsel, for any reason, the Shares deliverable upon Net Share Settlement would not be immediately freely transferable by Dealer under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), then Dealer may elect to either (x) accept delivery of such Shares notwithstanding any restriction on transfer or (y) have the provisions set forth in Section 8(b) below apply.

The Number of Shares to be Delivered shall be delivered by Counterparty to Dealer no later than

12:00 noon (local time in New York City) on the relevant Settlement Date.

Number of Shares to be Delivered:

In respect of any Exercise Date, subject to the last sentence of Section 9.5 of the Equity Definitions, the product of (i) the number of Warrants exercised or deemed exercised on such Exercise Date, (ii) the Warrant Entitlement and (iii) (A) the excess of the VWAP Price on the Valuation Date occurring in respect of such Exercise Date over the Strike Price (or, if there is no such excess, zero) divided by (B) such VWAP Price.

VWAP Price:

For any Exchange Business Day, as determined by the Calculation Agent based on the New York Volume Weighted Average Price per Share for the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session), as published by Bloomberg at 4:15 P.M., New York City time (or 15 minutes following the end of any extension of the regular trading session), on such Exchange Business Day, on Bloomberg page “ALJ.N <Equity> AQR” (or any successor thereto) (or if such published volume weighted average price is unavailable or is manifestly incorrect, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume weighted method).

Other Applicable Provisions:

The provisions of Sections 9.1(c), 9.4, 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the issuer of the Shares.

Adjustments:

In respect of any Component:

Method of Adjustment:

Calculation Agent Adjustment; provided that in respect of an Extraordinary Dividend, “Calculation Agent Adjustment” shall be as described in the provision below. For the avoidance of doubt, Calculation Agent Adjustment (including, without limitation, in respect of Extraordinary Dividends) shall continue to apply until the obligations of the parties (including any obligations of Counterparty pursuant to Section 8(e) below) under the Transaction have been satisfied in full.

Extraordinary Dividend:	Any cash dividend or distribution on the Shares with an ex-dividend date occurring on or after the Trade

Date and on or prior to the Expiration Date for the Component with the latest Expiration Date (or, if any Deficit Shares are owed pursuant to Section 8(e) below, such later date on which Counterparty’s obligations under this Transaction have been satisfied in full) the amount of which differs from the Ordinary Dividend Amount for such dividend or distribution. If no such ex-dividend date occurs within a regular quarterly dividend period, an ex-dividend date with a cash dividend or distribution of zero shall be deemed to have occurred on the last Scheduled Trading Day of such regular quarterly dividend period.

Ordinary Dividend Amount:

For any regular quarterly dividend period, USD0.06 for the first cash dividend or distribution on the Shares for which the ex-dividend date falls within such period, and zero for any subsequent dividend or distribution on the Shares for which the ex-dividend date falls within the same period.

Extraordinary Dividend Adjustment:

If at any time during the period from and including the Trade Date, to and including the Expiration Date for the Component with the latest Expiration Date (or, if any Deficit Shares are owed pursuant to Section 8(e) below, such later date on which Counterparty’s obligations under this Transaction have been satisfied in full), an ex-dividend date for an Extraordinary Dividend occurs or is deemed to occur, then the Calculation Agent will make adjustments to any one or more of the Strike Price, the Number of Warrants, the Warrant Entitlement and/or any other variable relevant to the exercise, settlement, payment or other terms of the Transaction as it determines appropriate to account for the economic effect on the Transaction of such Extraordinary Dividend.

Extraordinary Events:

New Shares:

In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of The New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors) and of a corporation that is organized under the laws of the United States, any State thereof or the District of Columbia”.

Merger Event:

Applicable; provided that if an event occurs that constitutes both a Merger Event under Section 12.1(b) of the Equity Definitions and an Additional Termination Event under Section 8(j)(iv) of this Confirmation, Dealer may elect, in its commercially reasonable judgment, whether the provisions of Section 12.2 of the Equity Definitions or Section 8(j)(iv) will apply.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that the Calculation Agent may elect Component Adjustment for all or part of the Transaction.

Tender Offer:

Applicable; provided that if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Equity Definitions and an Additional Termination Event under Section 8(j)(iii) of this Confirmation, Dealer may elect, in its commercially reasonable judgment, whether the provisions of Section 12.3 of the Equity Definitions or Section 8(j)(iii) will apply.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Consequences of Announcement Events:

If an Announcement Event occurs, then on the earliest to occur of the date on which the transaction described in such Announcement Event (as amended or modified) is cancelled, withdrawn, discontinued, otherwise terminated or results in a Merger Date or Tender Offer Date, as applicable, or the Expiration Date, Early Termination Date or other date of cancellation or termination in respect of each Warrant (the “Announcement Event Adjustment Date”), the Calculation Agent will determine the cumulative economic effect on the relevant Warrants of the Announcement Event (without duplication in respect of any other adjustment or cancellation valuation made pursuant to this Confirmation, the Equity Definitions or the Agreement, regardless of whether the Announcement Event actually results in a Merger Event or Tender Offer, and taking into account such factors as the Calculation Agent may commercially reasonably determine, including, without limitation, changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or the Transaction whether within a commercially reasonable period of time prior to or after the Announcement Event or for any commercially reasonable period of time such changes are in effect, including, without limitation, if applicable, the period from the Announcement Event to the relevant Announcement Event Adjustment Date); provided that, for the avoidance of doubt the occurrence of an Announcement Event Adjustment Date in respect of the cancellation, withdrawal, discontinuation or other termination of the transaction described in an Announcement Event (as amended or modified) shall not preclude the occurrence of a later Announcement Event with respect to such transaction. If the Calculation Agent determines that such cumulative economic effect on any Warrant is material, then on the Announcement Event Adjustment Date for such Warrant, the Calculation Agent may make such adjustment to the exercise, settlement, payment or any other terms of such Warrant as the Calculation Agent determines appropriate to account for such economic effect, which adjustment shall be effective immediately prior to the exercise, termination or cancellation of such Warrant, as the case may be.

Announcement Event:

(i) The public announcement of any Merger Event or Tender Offer or the intention to enter into a Merger Event or Tender Offer, (ii) the public announcement by Counterparty of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or (iii) any subsequent public announcement of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention) (in each case, whether such announcement is made by Counterparty or a third party); provided that, for the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention.

Announcement Date:

The definition of “Announcement Date” in Section 12.1 of the Equity Definitions is hereby amended by (i) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (ii) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof, (iii) replacing the words “voting shares” with the word “Shares” in the fifth line thereof, and (iv) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof.

Modified Calculation
Agent Adjustment:

If, in respect of a Merger Event, the Counterparty under the Transaction following such Merger Event will not be the issuer of the New Shares, the Dealer may elect (in its sole discretion) for Cancellation and Payment (Calculation Agent Determination) to apply. In addition, if, in respect of any Merger Event to which Modified Calculation Agent Adjustment applies, the adjustments to be made in accordance with Section 12.2(e)(i) of the Equity Definitions would result in Counterparty being different from the issuer of the Shares, then with respect to such Merger Event, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) of the Equity Definitions, Counterparty and the issuer of the Shares shall, prior to the Merger Date, have entered into such documentation containing representations, warranties and agreements relating to securities law and other issues as requested by Dealer that Dealer has determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Dealer to continue as a party to the Transaction, as adjusted under Section 12.2(e)(i) of the Equity Definitions, and to preserve its commercially reasonable hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer generally in its corporate equity derivatives business with respect to transactions similar to the Transaction), and if such conditions are not met or if the Calculation Agent determines that no adjustment that it could make under Section 12.2(e)(i) of the Equity Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) of the Equity Definitions shall apply.

Nationalization, Insolvency
or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Termination Event(s):

Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, any Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with such terminated Transaction(s) (or portions thereof) being the Affected Transaction(s) and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity

Definitions, Section 6 of the Agreement shall apply to such Affected Transaction(s).

Additional Disruption Events:

(a) Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof, and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date (the contemplation of which on the Trade Date the Hedging Party is able to reasonably demonstrate) and the Hedging Party has determined in good faith that it would not be practicable for it to hedge its exposure with respect to such Transaction in any other manner due to materially increased costs, greater liability exposure or greater exposure to market risk or for any other reasonable reason”; provided, further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the phrase “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

(b) Failure to Deliver:	Not Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable; provided that

(i) Section 12.9(a)(v) of the Equity Definitions is hereby modified by inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, the transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing and other terms.”

(ii)

Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(e) Increased Cost of Hedging:

Applicable; provided that, Section 12.9(a)(vi) of the Equity Definitions is hereby amended by adding the following phrase immediately following the words “other than brokerage commissions” in the third line thereof:  “and other than the rate to borrow Shares in respect of such Transaction”.

(f) Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 basis points per annum

(g) Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	25 basis points per annum

Hedging Party:	Dealer for all applicable Additional Disruption Events.

Determining Party:	Dealer for all applicable Additional Disruption Events.

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:

Dealer; provided that all calculations and determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner; provided further that, upon receipt of written request from Counterparty, the Calculation Agent shall promptly provide Counterparty with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Dealer’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information), and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from the receipt of such request.

4.	Account Details:

Dealer Payment Instructions:

Chase Manhattan Bank New York
For A/C Goldman, Sachs & Co.
A/C #930-1-011483
ABA: 021-000021

Account for delivery of Shares to Dealer: To be provided by Dealer

Counterparty Payment Instructions: To be provided by Counterparty.

5.	Offices:

The Office of Dealer for the Transaction is:

200 West Street, New York, New York 10282-2198

The Office of Counterparty for the Transaction is:

12700 Park Central Dr., Suite 1600
Dallas, TX 75251

6.	Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Counterparty:

To:
	Attn:	Shai Even
Chief Financial Officer
	Telephone:	(972) 367-3669
	Facsimile:	(972) 367-3726
	Email:	shai.even@alonusa.com

With a copy to:

	Attn:	James Ranspot
Chief Legal Counsel — Corporate
	Telephone:	(972) 367-3614
	Email:	james.ranspot@alonusa.com

With a copy to:

	Attn:	David Stone
Vinson & Elkins LLP
	Telephone:	(713) 758-2236
	Email:	dstone@velaw.com

(b) Address for notices or communications to Dealer:

	To:	Goldman, Sachs & Co.
200 West Street
New York, NY 10282-2198
	Attn:	Bennett Schachter,
Structured Equity Group
	Telephone:	(212) 902-2568
	Facsimile:	(212) 650-5140
	Email:	bennett.schachter@gs.com

With a copy to:

	Attn:	Daniel Josephs
Structured Equity Group
	Telephone:	(212) 902-8193
	Facsimile:	(917) 977-3943
	Email:	daniel.josephs@gs.com

And email notification to the following address:
Eq-derivs-notifications@am.ibd.gs.com

7.	Representations, Warranties and Agreements:

(a)                                 In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i)                                     On the Trade Date and as of the date of any election by Counterparty of the Share Termination Alternative under (and as defined in) Section 8(a) below, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)                                  Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards  including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (or any successor issue statements).

(iii)                               Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.  Based on such resolutions, neither Dealer nor any of its affiliates shall be subject to the restrictions under Section 203 of the Delaware General Corporation Law as an “interested stockholder” of Counterparty by virtue of (A) its role as initial purchaser of, or market-maker in, any securities of Counterparty convertible into the Shares, (B) its entry into the Transaction and/or (C) any hedging transactions in Counterparty’s securities in connection with the Transaction.

(iv)                              Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(v)                                 Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vi)                              On the Trade Date and the Premium Payment Date (A) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty and (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(vii)                           Counterparty shall not take any action to decrease the number of Available Shares below the Capped Number (each as defined below).

(viii)                        The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1(g), (h), (j), (m), (p), (t), (u), (v), (w), (x), (y), (z), (bb), (cc), (dd), (ee), (gg) and (hh) of the Purchase Agreement, dated as of the Trade Date between Counterparty and the Initial Purchasers (as defined therein) party thereto (the “Purchase Agreement”) are true and correct as of the Trade Date and the Effective Date and are hereby deemed to be repeated to Dealer as if set forth herein.

(ix)                              (x) (A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date, and (y)(A) during the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as defined in Regulation M and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M until the second Exchange Business Day immediately following the Settlement Period, unless, in the case of this clause (y), Counterparty has provided written notice (which notice shall be deemed to contain a representation and warranty that, as of the time such notice is given, Counterparty is not in possession of, and is not delivering such notice on the basis of, material nonpublic information with respect to Counterparty or the Shares) to Dealer of the relevant “restricted period” not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”; provided that (I) Counterparty shall provide written notice (which notice shall be deemed to contain a representation and warranty that, as of the time such notice is given, Counterparty is not in possession of, and is not delivering such notice on the basis of, material nonpublic information with respect to Counterparty or the Shares) to Dealer of the end of the relevant “restricted period” not later than the last day of such “restricted period”, (II) Counterparty acknowledges and agrees that any notice under this clause (y) may result in a Regulatory Disruption, (III) the Calculation Agent may make a corresponding adjustment in respect of any one or more of the terms relevant to the exercise, settlement or payment of the Warrants to preserve the fair value of the Options to Dealer after taking into account such Regulatory Disruption, (IV) the aggregate number of Scheduled Trading Days that occur during any such “restricted period” (in the aggregate across all such “restricted periods” to which this clause (y) applies) will not exceed 10 Scheduled Trading Days and (V) the aggregate number of “restricted periods” to which this clause (y) applies will not exceed two “restricted periods”.

(x)                                 During the Settlement Period and on any other Exercise Date, neither Counterparty nor any “affiliated purchaser” (as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares; provided that, to the extent the relevant transaction does not constitute a “Rule 10b-18 purchase” (as defined in Rule 10b-18), such restrictions will not apply to the following: (A) privately negotiated, off-market purchases of Shares (or any security convertible into or exchangeable for Shares) at the then-prevailing fair market price thereof; (B) purchases of Shares pursuant to exercises of stock options granted to former or current employees, officers, directors, independent contractors or other affiliates of Counterparty, including the withholding and/or purchase of Shares from holders of such options to satisfy payment of the option exercise price and/or to satisfy tax withholding requirements in connection with the exercise of such options; (C) purchases of Shares from holders of performance shares or units or restricted shares or units to satisfy tax withholding requirements in connection with vesting; (D) the conversion or exchange by holders of any convertible or exchangeable securities of Counterparty issued prior to the Trade Date pursuant to the terms of such securities; or (E) purchases of Shares effected by or for a plan by an agent independent of the Counterparty that satisfy the requirements of Rule 10b-18(a)(13)( ii).

(xi)                              Counterparty agrees that it (A) will not during the Settlement Period make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless (i) such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares or (ii) Counterparty determines, based on advice of counsel, that the Exchange and/or the Securities and Exchange Commission, as applicable, specifically require that such public announcement be made after the opening or prior to the close of the regular trading session on the Exchange for the Shares and Counterparty has taken reasonable efforts (whether before or after its determination that such requirement exists) to make such public announcement in accordance with the immediately preceding clause (i); provided that Counterparty acknowledges and agrees that any such public announcement may result in a Regulatory Disruption; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the date of such announcement that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the date of such announcement.  Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct.  In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.  “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

(xii)                           (A) Any Shares issued or delivered in connection with the Transaction shall be duly authorized and validly issued, fully paid and non-assessable, and the issuance or delivery thereof shall not be subject to any preemptive or similar rights and shall, upon issuance, be accepted for listing or quotation on the Exchange; and (B) the Shares of Counterparty initially issuable upon exercise of the Warrants have been reserved for issuance by all required corporate action of the Counterparty.

(xiii)                        To Counterparty’s knowledge, based on due inquiry, no state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning, holding (however defined) or having a right to acquire Shares.

(xiv)                       Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

(xv)                          Without limiting the generality of Sections 3(a)(i), (ii), (iv) and (v) of the Agreement, neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will (A) conflict with or result in a breach of (w) the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, (x) to Counterparty’s knowledge, based on due inquiry, any applicable law or regulation, (y) any order, writ, injunction or decree of any court or governmental authority or agency, or (z) any agreement or instrument filed as an exhibit to Counterparty’s Annual Report on Form 10-K for the year ended December 31, 2012, as updated by any subsequent filings, to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or (B) constitute a default under, or result in the creation of any lien under, any such agreement or instrument referred to in clause (A)(z) above.

(b)                                 Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in the U.S. Commodity Exchange Act, as amended, and is entering into the Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(c)                                  Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof.  Accordingly, Dealer represents and warrants to Counterparty that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d)                                 Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”).  The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(e)                            As a condition to the effectiveness of the Transaction, Counterparty shall deliver to Dealer (i) an incumbency certificate, dated as of the Trade Date, of Counterparty in customary form and (ii) one or more opinions of counsel, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement (provided that solely for such purpose, the phrase “any law applicable to it,” shall be deemed to be deleted from clause (iii) thereof) and Sections 7(a)(v), 7(a)(xii)(A) and (B) and 7(a)(xv)(w) and (z) of this Confirmation and such other matters as Dealer may reasonably request.

(f)                                   Counterparty understands that notwithstanding any other relationship between Counterparty and Dealer and its affiliates, in connection with this Transaction and any other over-the-counter derivative transactions between Counterparty and Dealer or its affiliates, Dealer or its affiliate is acting as principal and is not a fiduciary or advisor in respect of the Transaction, including any entry, exercise, amendment, unwind or termination thereof.

8.              Other Provisions:

(a)                                 Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.  If Counterparty shall owe Dealer any amount pursuant to Section 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment

Obligation”), Counterparty shall have the right, in its sole discretion, to elect to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M., New York City time, on the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that if Counterparty does not validly elect to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to elect to require Counterparty to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s failure to so elect or Counterparty’s invalid election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization, a Tender Offer or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control.  Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, the Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:                        Applicable and means that Counterparty shall deliver to Dealer the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery

Property:                                                                                                                                              A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price.  The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash in the Settlement Currency equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:                                The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Counterparty at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:             In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer.  If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:                                                                                                Not Applicable

Other Applicable Provisions:                                       If Share Termination Alternative is applicable, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions

will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of any Share Termination Delivery Units (or any security forming a part thereof). If, in the reasonable opinion of Counterparty or Dealer, based on advice of counsel, for any reason, any securities comprising the Share Termination Delivery Units deliverable pursuant to this Section 8(a) would not be immediately freely transferable by Dealer under Rule 144 under the Securities Act, then Dealer may elect to either (x) permit delivery of such securities notwithstanding any restriction on transfer or (y) have the provisions set forth in Section 8(b) below apply.

(b)                                       Registration/Private Placement Procedures.  (i) With respect to the Transaction, the following provisions shall apply to the extent provided for above opposite the caption “Net Share Settlement” in Section 2 or in paragraph (a) of this Section 8.  If so applicable, then, at the election of Counterparty by notice to Dealer within one Exchange Business Day after the relevant delivery obligation arises, but in any event at least one Exchange Business Day prior to the date on which such delivery obligation is due, either (A) all Shares or Share Termination Delivery Units, as the case may be, delivered by Counterparty to Dealer shall be, at the time of such delivery, covered by an effective registration statement of Counterparty for immediate resale by Dealer (such registration statement and the corresponding prospectus (the “Prospectus”) (including, without limitation, any sections describing the plan of distribution) in form and content commercially reasonably satisfactory to Dealer) or (B) Counterparty shall deliver additional Shares or Share Termination Delivery Units, as the case may be, so that the value of such Shares or Share Termination Delivery Units, as determined by the Calculation Agent to reflect an appropriate liquidity discount, equals the value of the number of Shares or Share Termination Delivery Units that would otherwise be deliverable if such Shares or Share Termination Delivery Units were freely tradeable (without prospectus delivery) upon receipt by Dealer (such value, the “Freely Tradeable Value”); provided that, if requested by Dealer, Counterparty shall make the election described in this clause (B) with respect to Shares delivered on all Settlement Dates no later than one Exchange Business Day prior to the first Exercise Date, and the applicable procedures described below shall apply to all Shares delivered on the Settlement Dates on an aggregate basis.  (For the avoidance of doubt, as used in this paragraph (b) only, the term “Counterparty” shall mean the issuer of the relevant securities, as the context shall require.)

(ii)                                  If Counterparty makes the election described in clause (b)(i)(A) above:

(A)                               Dealer (or an affiliate of Dealer designated by Dealer) shall be afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty that is customary in scope for underwritten offerings of equity securities and that yields results that are commercially reasonably satisfactory to Dealer or such affiliate, as the case may be, in its discretion; and

(B)                               Dealer (or an affiliate of Dealer designated by Dealer) and Counterparty shall enter into an agreement (a “Registration Agreement”) on commercially reasonable terms in connection with the public resale of such Shares or Share Termination Delivery Units, as the case may be, by Dealer or such affiliate substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance commercially reasonably satisfactory to Dealer or such affiliate and Counterparty, which Registration Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and Counterparty, shall provide for the payment by Counterparty of all expenses in connection with such resale, including all registration costs and all fees and expenses of counsel for Dealer, and shall provide for the delivery of accountants’

“comfort letters” to Dealer or such affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the Prospectus.

(iii)                               If Counterparty makes the election described in clause (b)(i)(B) above:

(A)                               Dealer (or an affiliate of Dealer designated by Dealer) and any potential institutional purchaser of any such Shares or Share Termination Delivery Units, as the case may be, from Dealer or such affiliate identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation in compliance with applicable law with respect to Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them), subject to execution by such recipients of customary confidentiality agreements reasonably acceptable to Counterparty;

(B)                               Dealer (or an affiliate of Dealer designated by Dealer) and Counterparty shall use its reasonable best efforts to enter into an agreement (a “Private Placement Agreement”) on commercially reasonable terms in connection with the private placement of such Shares or Share Termination Delivery Units, as the case may be, by Counterparty to Dealer or such affiliate and the private resale of such shares by Dealer or such affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Dealer and Counterparty, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and Counterparty, shall provide for the payment by Counterparty of all expenses in connection with such resale, including all fees and expenses of counsel for Dealer, shall contain representations, warranties and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales, and shall use its reasonable best efforts to provide for the delivery of accountants’ “comfort letters” to Dealer or such affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the offering memorandum prepared for the resale of such Shares;

(C)                               Counterparty agrees that any Shares or Share Termination Delivery Units so delivered to Dealer, (i) may be transferred by and among Dealer and its affiliates, and Counterparty shall effect such transfer without any further action by Dealer and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed with respect to such Shares or any securities issued by Counterparty comprising such Share Termination Delivery Units, Counterparty shall promptly remove, or cause the transfer agent for such Shares or securities to remove, any legends referring to any such restrictions or requirements from such Shares or securities upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such transfer agent of any seller’s and broker’s representation letters customarily delivered by Dealer in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer); and

(D)                               Counterparty shall not take, or cause to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Counterparty to Dealer (or any affiliate designated by Dealer) of the Shares or Share Termination Delivery Units, as the case may be, or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Shares or Share Termination Delivery Units, as the case may be, by Dealer (or any such affiliate of Dealer).

(c)                                        Make-whole Shares. If Counterparty makes the election described in clause (i)(B) of paragraph (b) of this Section 8, then Dealer or its affiliates may sell (which sale shall be made in a commercially reasonable manner) such Shares or Share Termination Delivery Units, as the case may be, during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Shares or Share Termination Delivery Units, as the case may be, and ending on the Exchange Business Day on which Dealer or its affiliates completes the sale of all such Shares or Share Termination Delivery Units, as the case may be, or a sufficient number of Shares or Share Termination Delivery Units, as the case may be, so that the realized net proceeds of such sales exceed the Freely Tradeable Value.  If any of such delivered Shares or Share Termination Delivery Units remain after such realized net proceeds exceed the Freely Tradeable Value, Dealer shall return such remaining Shares or Share Termination Delivery Units to Counterparty.  If the Freely Tradeable Value exceeds the realized net proceeds from such resale, Counterparty shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of additional Shares or Share Termination Delivery Units, as the case may be, (“Make-whole Shares”) in an amount that, based on the Relevant Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Relevant Price), has a dollar value equal to the Additional Amount.  The Resale Period shall continue to enable the sale of the Make-whole Shares in the manner contemplated by this Section 8(c).  This provision shall be applied successively until the Additional Amount is equal to zero, subject to Section 8(e).

(d)                                       Beneficial Ownership.  Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Dealer be entitled to receive, or shall be deemed to receive, any Shares if, immediately upon giving effect to such receipt of such Shares (and after taking into account any Shares deliverable by Counterparty to Dealer at such time under any transaction or security other than the Transaction), (i) the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Dealer, any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer with respect to “beneficial ownership” of any Shares (collectively, “Dealer Group”) would be equal to or greater than 8.5% or more of the outstanding Shares on the date of determination or (ii) Dealer, Dealer Group or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under Section 203 of the Delaware General Corporation Law or other federal, state or local law, rule, regulation or regulatory order or organizational documents or contracts of Counterparty applicable to ownership of Shares (“Applicable Restrictions”), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations (other than to file a Schedule 13D or Schedule 13G under the Exchange Act) or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Restrictions and with respect to which such requirements have not been met or the relevant approval has not been received or that would subject a Dealer Person to restrictions (including restrictions relating to business combinations and other designated transactions) under Applicable Restrictions minus (y) 1.0% of the number of Shares outstanding on the date of determination (either such condition described in clause (i) or (ii), an “Excess Ownership Position”).  If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives notice to Counterparty that such delivery would not result in the existence of an Excess Ownership Position.

(e)                                  Limitations on Settlement by Counterparty.  Notwithstanding anything to the contrary herein or in the Agreement, in no event shall Counterparty be required to deliver Shares in connection with the Transaction in excess of 12,308,114 Shares, as such number may be adjusted from time to time in accordance with the provisions hereof (the “Capped Number”).  Counterparty represents and warrants to Dealer (which representation and warranty shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of authorized but unissued Shares of the Counterparty that are not reserved for future issuance in connection with transactions in the Shares other than the Transaction on the date of the determination of the Capped Number (such Shares, the “Available Shares”).  In the event Counterparty shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 8(e) (the resulting deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver Shares, from time to time until the full number of

Deficit Shares have been delivered pursuant to this paragraph, when, and to the extent, that (A) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (C) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions (such events as set forth in clauses (A), (B) and (C) above, collectively, the “Share Issuance Events”).  If Counterparty is obligated to deliver any Deficit Shares, Counterparty shall promptly notify Dealer of the occurrence of any of the Share Issuance Events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares to be delivered) and, as promptly as reasonably practicable, deliver such Shares thereafter.  Counterparty shall not, until Counterparty’s obligations under the Transaction have been satisfied in full, use any Shares that become available for potential delivery to Dealer as a result of any Share Issuance Event for the settlement or satisfaction of any transaction or obligation other than the Transaction or reserve any such Shares for future issuance for any purpose other than to satisfy Counterparty’s obligations to Dealer under the Transaction.

(f)                                         Equity Rights.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy.  For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement.  For the avoidance of doubt, the parties acknowledge that the obligations of Counterparty under this Confirmation are not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(g)                                        Amendments to Equity Definitions.  The following amendments shall be made to the Equity Definitions:

(i)                                     The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares or options on the Shares and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and, the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”; and

(ii)                                  Sections 11.2(a) and 11.2(e)(vii) of the Equity Definitions are hereby amended by deleting the words “diluting or concentrative” and replacing them with “material” and adding the phrase “or options on the Shares” at the end of the sentence;

(iii)                               Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Counterparty.”

(iv)                              Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); (B) replacing “will lend” with “lends” in subsection (B); and (C) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; “Lending Party” means a third party that is not the Counterparty or an affiliate of the Counterparty that Dealer considers to be an acceptable counterparty (acting in good faith and in a reasonable manner in light of (x) other transactions that Dealer (or its agent or affiliate) may have entered into with such party and (y) any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements or related policies and procedures are imposed by law or have been voluntarily adopted by Dealer generally in its corporate equity derivatives business with respect to transactions similar to the Transaction) that apply generally to transactions of a nature and kind similar to the transactions contemplated with such party);

(v)                                 Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence; and

(vi)                              Section 12.7(b) of the Equity Definitions is hereby amended by deleting the words “(and in any event within five Exchange Business Days) by the parties after” appearing after the words “agreed promptly” and replacing with the words “by the parties on or prior to”.

(h)                                             Transfer and Assignment.  Dealer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, at any time without the consent of Counterparty (i) to any affiliate of Dealer or (ii) to any financial institution, or any affiliate thereof, that enters into over-the-counter equity derivatives transactions in the ordinary course of its business, or to any such financial institution or affiliate whose obligations would be guaranteed by a person, in either case, of credit quality equivalent to or better than Dealer’s (or its guarantor’s).

(i)                                                 Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(j)                                    Additional Termination Events.  The occurrence of any of the following shall constitute an Additional Termination Event with respect to which the Transaction shall be the sole Affected Transaction and Counterparty shall be the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement; provided that with respect to any Additional Termination Event, Dealer may choose to treat part of the Transaction as the sole Affected Transaction, and, upon the termination of the Affected Transaction, a Transaction with terms identical to those set forth herein except with a Number of Warrants equal to the unaffected number of Warrants shall be treated for all purposes as the Transaction, which shall remain in full force and effect:

(i)                                      Dealer reasonably determines based on the advice of counsel that it is advisable to terminate a portion of the Transaction so that Dealer’s related commercially reasonable hedging activities will comply with applicable securities laws, rules or regulations or related policies and procedures applicable to Dealer (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer generally in its corporate equity derivatives business with respect to transactions similar to the Transaction), or Dealer, despite using commercially reasonable efforts, is unable or reasonably determines that it is impractical or illegal to hedge its obligations pursuant to this Transaction in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements applicable to Dealer;

(ii)                                   at any time at which any Excess Ownership Position occurs, Dealer, in its discretion, is unable to effect a transfer or assignment to a third party of the Transaction or any other transaction between the parties after using its commercially reasonable efforts on pricing and terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists; provided that Dealer shall treat only that portion of the Transaction as the Affected Transaction as necessary so that such Excess Ownership Position no longer exists;

(iii)                                any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act), other than Counterparty or its subsidiaries (and, solely to the extent the voting power of the common equity of Counterparty “beneficially owned”, within the meaning of Rule 13d-3 under the Exchange Act, by Alon Israel Oil Company, Ltd., together with the Permitted Holders and any “person” or “group” subject to aggregation of the common equity of Counterparty with Alon Israel Oil Company, Ltd., represents less than 65.0% of the voting power of the common equity of Counterparty, other than the Permitted Holders) (provided that such beneficial ownership will be determined without taking into account the Shares, if any, issued upon conversion by Alon Israel Oil Company, Ltd. of its 8.5% Series A Convertible Preferred Stock shares that Counterparty offered on October 28, 2010) files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the common equity of Counterparty representing more than 50.0% of the voting power of such common equity; “Permitted Holders” means Alon Israel Oil Company, Ltd. and any person that “controls”, or is “controlled” by (each within the meaning of Rule 405 under the Securities Act), Alon Israel Oil Company, Ltd.

(iv)                               Consummation of any consolidation, merger, amalgamation, scheme of arrangement or other binding share exchange or reclassification or similar transaction between Counterparty and another person (other than its subsidiaries), in each case pursuant to which the Shares shall be exchanged for or converted into cash, securities or other property (other than a transaction effected solely to change Counterparty’s jurisdiction of incorporation or to form a holding company for Counterparty and that results in a share exchange or reclassification or similar exchange of the outstanding Shares solely into common shares of the surviving entity) or any sale, transfer, lease, conveyance or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of Counterparty and its subsidiaries, on a consolidated basis, to another person (other than any of Counterparty’s subsidiaries);

provided that, notwithstanding the foregoing, any transaction or event set forth in the immediately preceding clause (iii) or (iv) shall not constitute an Additional Termination Event if at least 90% of the consideration received or to be received by holders of the Shares (excluding cash payments for fractional Shares) in the transaction or transactions that would otherwise constitute an Additional Termination Event pursuant to clause (iii) or (iv) of this Section 8(j) consists of shares of common stock or common equity interests that are traded on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or that will be so traded when issued or exchanged in connection with such transaction or transactions.  For the avoidance of doubt, an event that is not considered an Additional Termination Event pursuant to the immediately preceding sentence shall not be an Additional Termination Event solely because such event could also be described by clause (iii) or (iv) above;

(v)                                  holders of Shares approve any plan or proposal for Counterparty’s liquidation or dissolution (other than in a transaction described in (iv) above; or

(vi)                               there occurs a transaction as a result of which the Shares would be converted into, or exchanged for, or the consideration to be received by holders of the Shares consists of, securities that are not shares of common stock issued by a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia.

(k)                                 Effectiveness.  If, on or prior to the Effective Date, Dealer reasonably determines that it is advisable to cancel the Transaction because of concerns that Dealer’s related commercially reasonable hedging activities could be viewed as not complying with applicable securities laws, rules or regulations, the Transaction shall be cancelled and shall not become effective, and neither party shall have any obligation to the other party in respect of the Transaction.

(l)                                     Extension of Settlement.  Dealer may divide any Component into additional Components and designate the Expiration Date and the Number of Warrants for each such Component if Dealer determines, in its reasonable discretion, that such further division is necessary or advisable to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market or stock loan market or to enable Dealer to effect purchases of Shares in connection with its hedging activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be compliance with applicable legal, regulatory and self-regulatory requirements or with related policies and procedures applicable to Dealer (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer generally in its corporate equity derivatives business with respect to transactions similar to the Transaction).

(m)                             No Netting and Set-off.  The provisions of Section 2(c) of the Agreement shall not apply to the Transaction.  Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

(n)                                 Early Unwind.  In the event the sale by Counterparty of the “Firm Securities” is not consummated pursuant to the Purchase Agreement for any reason by the close of business in New York on September 16, 2013 (or such later date as agreed upon by the parties, which in no event shall be later than 23, 2013) (September 16, 2013 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and the Transaction and all of the respective rights and obligations of Dealer and Counterparty hereunder shall be cancelled and terminated and Counterparty shall pay to Dealer, other than in cases involving a breach of the Purchase Agreement by Dealer as the Initial Purchaser, an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of Counterparty’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by Dealer or its affiliates in connection with such hedging activities, unless Counterparty agrees to purchase any such Shares at the cost at which Dealer purchased such Shares) or, at the election of Counterparty, deliver to Dealer Shares with a value equal to such amount, as determined by the Calculation Agent, in which event the parties shall enter into customary and commercially reasonable documentation relating to the registered or exempt resale of such Shares.  Following such termination, cancellation and payment or delivery, each party shall be released and discharged by the other party from, and agrees not to make any claim against the other party with respect to, any obligations or liabilities of either party arising out of, and to be performed in connection with, the Transaction either prior to or after the Early Unwind Date.  Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind and following the payment referred to above, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(o)                                 Wall Street Transparency and Accountability Act of 2010.  The parties hereby agree that none of (v) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), (w) any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (x) the enactment of WSTAA or any regulation under the WSTAA, (y) any requirement under WSTAA nor (z) an amendment made by WSTAA, shall limit or otherwise impair either party’s rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein or the Agreement (including, but not limited to, rights arising from a Change in Law, a Hedging Disruption, an Increased Cost of Hedging, an Excess Ownership Position or Illegality (as defined in the Agreement)).

(p)                                 Payment by Dealer.  In the event that an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Dealer owes to Counterparty an amount calculated under Section 6(e) of the Agreement, such amount shall be deemed to be zero.

(q)                                 Delivery of Cash.  For the avoidance of doubt, nothing in this Confirmation shall be interpreted as requiring the Counterparty to deliver cash in respect of the settlement of the Transaction, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity, as in effect on the relevant Trade Date (including, without limitation, where the Counterparty so elects to deliver cash or fails timely to elect to deliver Shares or Share Termination Delivery Property in respect of such settlement).

(r)                                    Governing Law.  THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(s)                                   Amendment.  This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.

(t)                                    Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.              Arbitration:

(a)         All parties to this Confirmation are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(b)         Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(c)          The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(d)         The arbitrators do not have to explain the reason(s) for their award.

(e)          The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry, unless Counterparty is a member of the organization sponsoring the arbitration facility, in which case all arbitrators may be affiliated with the securities industry.

(f)           The rules of some arbitration forums may impose time limits for bringing a claim in arbitration.  In some cases, a claim that is ineligible for arbitration may be brought in court.

(g)          The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Confirmation.

(h)         Counterparty agrees that any and all controversies that may arise between Counterparty and Dealer, including, but not limited to, those arising out of or relating to the Agreement or the Transaction hereunder, shall be determined by arbitration conducted before FINRA Dispute Resolution (“FINRA-DR”), or, if FINRA-DR declines to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force.  The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

(i)             No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) Counterparty is excluded from the class by the court.

(j)                                    Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Confirmation except to the extent stated herein.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Goldman, Sachs & Co., Equity Derivatives Documentation Department, Facsimile No. (212) 428-1980/83.

Yours faithfully,

GOLDMAN, SACHS & CO.

By:	/s/ Daniela A. Rouse
	Name:	Daniela A. Rouse
	Title:	Vice President

Agreed and Accepted By:

ALON USA ENERGY, INC.

By:	/s/ Shai Even
	Name:	Shai Even
	Title:	Senior Vice President and
Chief Financial Officer

Annex A

For each Component of the Transaction, the Number of Warrants and Expiration Date is set forth below.

Component Number	Number of Warrants	Expiration Date
1	68,378	17-Dec-18
2	68,378	18-Dec-18
3	68,378	19-Dec-18
4	68,378	20-Dec-18
5	68,378	21-Dec-18
6	68,378	24-Dec-18
7	68,378	26-Dec-18
8	68,378	27-Dec-18
9	68,378	28-Dec-18
10	68,378	31-Dec-18
11	68,378	2-Jan-19
12	68,378	3-Jan-19
13	68,378	4-Jan-19
14	68,378	7-Jan-19
15	68,378	8-Jan-19
16	68,378	9-Jan-19
17	68,378	10-Jan-19
18	68,378	11-Jan-19
19	68,378	14-Jan-19
20	68,378	15-Jan-19
21	68,378	16-Jan-19
22	68,378	17-Jan-19
23	68,378	18-Jan-19
24	68,378	22-Jan-19
25	68,378	23-Jan-19
26	68,378	24-Jan-19
27	68,378	25-Jan-19
28	68,378	28-Jan-19
29	68,378	29-Jan-19
30	68,378	30-Jan-19
31	68,378	31-Jan-19
32	68,378	1-Feb-19
33	68,378	4-Feb-19
34	68,378	5-Feb-19
35	68,378	6-Feb-19
36	68,378	7-Feb-19
37	68,378	8-Feb-19
38	68,378	11-Feb-19
39	68,378	12-Feb-19
40	68,378	13-Feb-19
41	68,378	14-Feb-19
42	68,378	15-Feb-19
43	68,378	19-Feb-19
44	68,378	20-Feb-19
45	68,378	21-Feb-19
46	68,378	22-Feb-19
47	68,378	25-Feb-19
48	68,378	26-Feb-19
49	68,378	27-Feb-19
50	68,378	28-Feb-19

51	68,378	1-Mar-19
52	68,378	4-Mar-19
53	68,378	5-Mar-19
54	68,379	6-Mar-19
55	68,379	7-Mar-19
56	68,379	8-Mar-19
57	68,379	11-Mar-19
58	68,379	12-Mar-19
59	68,379	13-Mar-19
60	68,379	14-Mar-19
61	68,379	15-Mar-19
62	68,379	18-Mar-19
63	68,379	19-Mar-19
64	68,379	20-Mar-19
65	68,379	21-Mar-19
66	68,379	22-Mar-19
67	68,379	25-Mar-19
68	68,379	26-Mar-19
69	68,379	27-Mar-19
70	68,379	28-Mar-19
71	68,379	29-Mar-19
72	68,379	1-Apr-19
73	68,379	2-Apr-19
74	68,379	3-Apr-19
75	68,379	4-Apr-19
76	68,379	5-Apr-19
77	68,379	8-Apr-19
78	68,379	9-Apr-19
79	68,379	10-Apr-19
80	68,379	11-Apr-19
81	68,379	12-Apr-19
82	68,379	15-Apr-19
83	68,379	16-Apr-19
84	68,379	17-Apr-19
85	68,379	18-Apr-19
86	68,379	22-Apr-19
87	68,379	23-Apr-19
88	68,379	24-Apr-19
89	68,379	25-Apr-19
90	68,379	26-Apr-19

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